Exhibit 5.2

Case New Holland Inc. CNH Global, N.V. Tower B, 10th Floor World Trade Center Amsterdam Airport Schiphol Boulevard 217 1118 BH Amsterdam The Netherlands	24 June 2011

Our ref 17789

Dear Ladies and Gentlemen

Case New Holland Inc.: US$1,500,000,000 7 7/8% Senior Notes due 2017 (the “New Notes”)

We have acted as Australian lawyers for CNH Australia Pty Limited (CNHA) in connection with the Indenture defined below. We refer to the Registration Statement on Form F-4 (the Registration Statement) being filed with the Securities and Exchange Commission (the Commission) by Case New Holland Inc. (the Company), CNH Global N.V. (the Parent), and certain subsidiaries of the Parent named in the Registration Statement (the Guarantors), including CNHA, relating to the registration of the New Notes.

In this opinion Relevant Jurisdiction means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.	Documents

We have examined the following documents:

(a)

an executed counterpart of the Indenture dated as of 28 June 2010 between Case New Holland Inc. as Issuer (the Issuer), the Guarantors named in it and Wells Fargo Bank, N.A. as Trustee (the Indenture);

(b)	a copy of the constitution of CNHA;

(c)	form of Guarantee to be executed by CNHA which will be endorsed on the New Notes (the Guarantee);

(d)	a copy of extracts of resolutions passed by the board of directors of CNHA under which CNHA resolved to enter into and perform its obligations under the Indenture and the Guarantee;

(e)	a certificate issued by two directors of CNHA dated 17 June 2011 in relation to certain statements as to matters of fact;

(f)	a copy of a written resolution passed by the sole shareholder of CNHA in relation to CNHA’s entry into the Indenture and the Guarantee; and

(g)	each other document we consider necessary to provide this opinion.

1 O’Connell Street, Sydney NSW 2000, Australia	T +61 2 9353 4000, F +61 2 8220 6700
PO Box H3, Australia Square, Sydney NSW 1215, DX 370 Sydney

2.	Assumptions

For the purposes of giving this opinion we have assumed the following.

(a)	The authenticity of all seals and signatures and of any duty stamp or marking.

(b)	The completeness, and the conformity to original instruments, of all copies submitted to us.

(c)

No entity has engaged or will engage in misleading or unconscionable conduct or is or will be involved in or a party to any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Indenture which might render the Indenture or any relevant transaction or associated activity in breach of law, void or voidable.

(d)	Formalities for execution required by the law of the place of execution (other than a Relevant Jurisdiction) of the Indenture have been or will be complied with.

(e)

The accuracy of all statements of fact made in the documents referred to in paragraphs 1(d) to 1(f) (inclusive) including as at the date on which CNHA executes the Guarantee as if repeated on that date.

The signatory of this letter believes the assumptions and the opinions stated in this letter to be correct at the time as of which they are given, having regard to the facts and circumstances of which the signatory had actual knowledge as at that time.

3.	Qualifications

Our opinion is subject to the following qualifications.

(a)	We express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion.

(b)

We have relied on a search of public records on file in respect of the CNHA at the Sydney office of the Australian Securities and Investments Commission on 24 June 2011. We note that records disclosed by such search may not be complete or up to date.

4.	Opinion

Based on the assumptions and subject to the qualifications set out above we are of the following opinion.

(a)

CNHA is incorporated under the laws of Australia and registered in New South Wales. The terms “validly existing” and “in good standing” have no special meaning under the laws of New South Wales. However, CNHA exists in a form that will be recognised as that of an incorporated body by the courts of New South Wales.

(b)	CNHA had the corporate power and authority to enter into and has the corporate power and authority to perform its obligations under the Indenture.

(c)	The Indenture has been duly authorised and executed by CNHA.

(d)	CNHA has the corporate power and authority to execute the Guarantee and to perform its obligations under the Guarantee (when executed).

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the New Notes”. In giving such consent, we do not admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act of 1933, as amended or the related rules promulgated by the Commission under that Act.

Sullivan & Cromwell LLP and any holder of new notes (as that term is defined in the Registration Statement) from time to time may rely upon this opinion as if it were addressed to them.

Yours sincerely

Andrew Jinks, Partner

+61 2 9353 5818

ajinks@claytonutz.com

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